As filed with the Securities and Exchange Commission on January 2, 2018

Registration No. 333-84304

Registration No. 333-184557

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

Post-Effective Amendment No. 1 to:

Form S-3D Registration Statement No. 333-84304

Form S-3 Registration Statement No. 333-184557

UNDER

THE SECURITIES ACT OF 1933

XENITH BANKSHARES, INC.

(Exact name of registrant as specified in its charter)

Virginia	54-2053718
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

One James Center, 901 E. Cary Street, Suite 1700

Richmond, Virginia, 23219

(804) 433-2200

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Rachael R. Lape, Esq.

Senior Vice President, General Counsel and Corporate Secretary

Union Bankshares Corporation

1051 East Cary Street, Suite 1200

Richmond, Virginia 23219

(804) 633-5031

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Susan S. Ancarrow, Esq.

Troutman Sanders LLP

Troutman Sanders Building

1001 Haxall Point

Richmond, Virginia 23219

(804) 697-1861

Approximate date of commencement of proposed sale to the public: Not Applicable.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐		Accelerated filer	☐
Non-accelerated filer	☐	(Do not check if smaller reporting company)	Smaller reporting company	☒
			Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act. ☐

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

Xenith Bankshares, Inc. (the “Company”) is filing this post-effective amendment to the following registration statements (each, as amended if applicable, a “Registration Statement,” and together, the “Registration Statements”) filed by the Company with the Securities and Exchange Commission (“SEC”) to deregister all shares of common stock, par value $0.01 per share, of the Company (the “Common Stock”) that had been registered for issuance under the Registration Statements and that remain unsold thereunder:

(1)

Registration Statement on Form S-3D (No. 333-84304), which was filed with the SEC on March 14, 2002 to register 2,500,000 shares of Common Stock reserved for future issuance under the Company’s Dividend

Reinvestment and Optional Cash Purchase Plan; and

(2)	Registration Statement on Form S-3 (No. 333-184557), which was filed with the SEC on October 23, 2012 to register 137,911,169 shares of Common Stock and warrants to purchase 757,643 shares of Common Stock (and the Common Stock issuable upon the exercise of such warrants) by certain selling shareholders identified therein.

On April 27, 2011, the Company effected a reverse stock split of all outstanding shares of its Common Stock at a ratio of 1-for-25 and on December 13, 2016, the Company effected a reverse stock split of all outstanding shares of its Common Stock at a ratio of 1-for-10. The share amount listed for the Registration Statement on Form S-3D is presented on a pre-split basis and does not reflect either of the reverse stock splits. The share amounts for the Registration Statement on Form S-3 do not reflect the reverse stock split on December 13, 2016.

Pursuant to the Agreement and Plan of Reorganization, dated as of May 19, 2017, between the Company and Union Bankshares Corporation (“Union”) effective on January 1, 2018, the Company merged with and into Union (the “Merger”), with Union as the surviving corporation.

In connection with the Merger, the Company has terminated all offers and sales of its securities registered pursuant to its existing registration statements under the Securities Act of 1933, as amended, including the Registration Statements. In accordance with undertakings made by the Company to remove from registration, by means of a post-effective amendment, any of the securities which remain unsold at the termination of the offerings, the Company hereby removes from registration any and all securities registered but unsold under the Registration Statements as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this post-effective amendment to its Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Richmond, Commonwealth of Virginia, on January 2, 2018.

UNION BANKSHARES CORPORATION, as successor in interest to Xenith Bankshares, Inc.

By:	/s/ Robert M. Gorman
Name:	Robert M. Gorman
Title:	Executive Vice President and Chief Financial Officer